Exhibit 10.1

Kura Oncology, Inc.

January 11, 2023

Kirsten Flowers

31 Cherry Hills Farm Drive

Englewood, CO 80113

Re: Transition And Separation Agreement

Dear Kirsten:

Kura Oncology, Inc. (the “Company”) has accepted your notice of resignation to pursue other opportunities. This letter sets forth the terms of the separation agreement (the “Agreement”) that the Company is offering to you to aid in your employment transition.

1.
Separation. If you timely sign and return this Agreement to the Company and comply with your obligations under it, the Company agrees to continue to employ you through January 27, 2023, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Section 3(c) below. If termination occurs earlier than January 27, 2023, the actual date of termination shall become the “Separation Date” for purposes of this Agreement.
2.
Final Pay. On the Separation Date, or within the timeframe specified by applicable law, the Company will pay you all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to required payroll deductions and withholdings. You are entitled to this payment even if you do not sign this Agreement.
3.
Transition Period.
(a)
Duties. Between now and the Separation Date (the “Transition Period”), you will remain an employee of the Company and you will be expected to transition your duties and responsibilities to other Company personnel and perform other duties and tasks as reasonably requested by the Company. Between now and January 27, 2023, it is expected that you will be available upon request to assist with transition of your work and related questions. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under this Agreement and your Confidentiality Agreement, defined below in Section 7). You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing those duties.
(b)
Compensation/Benefits. During the Transition Period, you will continue to be paid at the same base salary rate, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. In addition, your Company restricted stock units and stock options will continue to vest during the Transition Period under the existing terms and conditions set forth in the governing plan documents, your stock option agreement(s), grant notice(s), and your restricted stock unit agreement(s).

(c)
Termination. As part of this Agreement, the Company agrees that it will not terminate your employment other than for Cause (as defined in your Executive Employment Agreement with the Company, dated as of January 6, 2020, your “Employment Agreement”), before January 27, 2023. If prior to January 27, 2023, the Company terminates your employment with Cause, or you resign your employment for any reason, then you will not be entitled to any further compensation or benefits (including, without limitation, the Severance Benefits set forth below in Section 5). If prior to January 27, 2023, your employment ends due to your death or disability, then you will remain eligible for the Severance Benefits set forth below, subject to the terms and conditions set forth herein.
4.
Equity. Under the terms and conditions set forth in the governing plan documents, your stock option agreement(s), grant notice(s), and your restricted stock unit agreement(s), vesting of your stock options and restricted stock units will cease as of the Separation Date. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock options or restricted stock units, will be as set forth in your stock option agreement(s), grant notice(s), your restricted stock unit agreement(s), and applicable plan documents.
5.
Severance Benefits. Although the Company has no obligation to do so, if you: (i) timely sign this Agreement and allow it to become effective; (ii) comply with your obligations hereunder during and after the Transition Period; and (iii) on or within twenty-one (21) calendar days after the Separation Date, you execute and return to the Company the Separation Date Release attached hereto as Exhibit A (the “Separation Date Release”) and allow the releases contained in the Separation Date Release to become effective (collectively, the “Severance Preconditions”), then the Company will provide you with the following as your sole severance benefits (collectively, the “Severance Benefits”):
(a)
The Company will pay a cash amount equal to six (6) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings, which amount will be paid to you in two equal installments, one payment within fifteen (15) calendar days after the Separation Date Release Effective Date (as defined in the Separation Date Release attached hereto as Exhibit A) and the second payment on or before June 30, 2023; and
(b)
The Company agrees to pay you your 2022 Annual Bonus, i.e. an additional cash amount as determined by the Board in its sole discretion, which amount is based on your actual achievement of the corporate and individual performance goals for calendar year 2022. Such amount shall be paid, subject to standard payroll deductions and withholdings, at the time the 2022 Annual Bonus is paid to other similarly-situated employees, provided that this Agreement and Separation Date Release have become effective by their terms by such date, and no later than March 15, 2023.
6.
No Other Compensation Or Benefits. You acknowledge and agree that you are not entitled to any severance or other benefits in connection with your employment separation, whether under your Employment Agreement, any other agreement between you and the Company, any Company policy, or otherwise, and to the extent you were eligible for any severance benefits, this Agreement hereby supersedes and extinguishes any such severance benefits. You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), education assistance payments, severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) and/or stock agreements and plans.

7.
Confidentiality Agreement. You acknowledge and reaffirm your continuing obligations owed to the Company under your executed Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”), which include but are not limited to your continuing obligations not to use or disclose any confidential or proprietary information of the Company.
8.
Return Of Company Property. You agree that, by the Separation Date, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, Company account and device login and password information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) calendar days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the Severance Benefits provided under this Agreement.
9.
No Disparagement. You agree not to disparage the Company and its affiliates, and the Company’s and its affiliates’ officers, directors, employees, stockholders, investors and agents, in any manner likely to be harmful to them or their business, professional reputation or personal reputation. Nothing in this Section 9 or this Agreement will be interpreted or construed to prevent you from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (as defined below). In addition, nothing in this Section 9 or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”
10.
Additional Representations. You hereby represent that you have been paid or will be paid on or near the Separation Date all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
11.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (i) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (ii) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (iii) you may make such statements and disclosures as set forth in the section of this Agreement entitled “Protected Rights.” In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.
12.
No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
13.
Cooperation. You agree to cooperate fully with the Company and its affiliates in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company and its affiliates upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out- of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your schedule. The Company will notify you within fifteen (15) calendar days of learning of any claim or demand that might involve your cooperation.
14.
Release Of Claims.
(a)
General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b)
Scope Of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company or its affiliates, or the termination of that employment or those services; (ii) all claims related to your compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, fringe benefits, stock, restricted stock, stock options, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Family Rights Act (as amended), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the Colorado Anti-Discrimination Act (Colo. Rev. Stat. § 24-34-301 et seq.), the Colorado Labor Relations Act, the Colorado Lawful Off-Duty Activities Statute, and the Colorado Equal Pay Act (Colo. Rev. Stat. § 24-34-301 et. seq.). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)
Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company or its affiliates to which you are a party, the charter, bylaws, or operating agreements of the Company or its affiliates, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.
(d)
Protected Rights. You understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
(e)
ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement; (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, but no earlier than the Separation Date); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke your acceptance (by providing written notice of your revocation to Troy E. Wilson, Ph.D., J.D., the Company’s President and Chief Executive Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke your acceptance (the “Effective Date”).
(f)
Unknown Claims Waiver. In giving the releases herein, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
15.
Additional Agreements. You acknowledge that during your employment you had access to and knowledge of Confidential Information (as defined in the Confidentiality Agreement) and that such Confidential Information contains trade secrets in accordance with C.R.S. Section 8-2-113(2)(b). To protect the Company’s Confidential Information, including its legitimate business interests in protecting its trade secrets, and because of the position in the Company that you have held and will hold through the Separation Date, you agree that for six (6) months after the Separation Date, you will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (as defined below) anywhere in the Restricted Territory (defined below), nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory. You understand that the foregoing non-compete restriction is applicable to you only if your total annualized cash compensation meets or exceeds the greater of (i) $112,500.00; or (ii) the compensation threshold established by the Colorado State Department of Labor and Employment (the “Colorado Non-Compete Compensation Threshold”). For avoidance of doubt, if your annualized cash compensation does not meet or exceed the Colorado Non-Compete Compensation Threshold as specified in Colo. Rev. Stat. Ann. §8-2-113(2)(b), you will not be subject to the restrictions contained in this Section 15. You further acknowledge that you have been provided with a Notice of Restrictive Covenants pursuant to Colo. Rev. Stat. §8-2-113, attached hereto as Exhibit D, at least fourteen (14) calendar days prior to the effective date of the Agreement.
(a)
The parties agree that, for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that is involved in the development of a menin inhibitor and/or a farnesyl transferase inhibitor (FTI) for the treatment of cancer.
(b)
The parties agree that, for purposes of this Agreement, “Restricted Territory” means (i) all counties in the state in which you primarily perform services for Company; (ii) all other states of the United States of America in which Company, with your involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of your relationship with Company; and (iii) any other countries from which Company provided goods or services, had customers, or otherwise conducted business, with your involvement in some capacity, including, without limitation, your having knowledge of Confidential Information related thereto, at any time during the two-year period prior to the date of the termination of your relationship with Company.
16.
Expense Reimbursements. You must submit, within thirty (30) calendar days after the Separation Date, expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices.
17.
No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
18.
Injunctive Relief. You agree that any remedy at law will be inadequate for any breach by you of the covenants under Sections 7, 8, 12 and 15 of this Agreement, and that the Company shall be entitled to an injunction both preliminary and final, and any other appropriate equitable relief to enforce its rights set forth in such sections. Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies the Company may have.
19.
Dispute Resolution. You acknowledge and reaffirm your continuing obligations owed to the Company under your executed Arbitration Agreement attached hereto as Exhibit C (the “Arbitration Agreement”). Further, you and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution shall be resolved by final, binding and confidential arbitration pursuant to the terms of the Arbitration Agreement.
20.
General. This Agreement, together with the Confidentiality Agreement and the Arbitration Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof and, for clarity, supersedes your Employment Agreement and any other agreement with the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

[Signatures on the following page]

If this Agreement is acceptable to you, please sign below on or within twenty-one (21) calendar days from the date you receive it from the Company, and then promptly return the fully signed original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We look forward to continuing to work with you during the Transition Period, and wish you the best in your future endeavors.

Sincerely,

Kura Oncology, Inc.

By:	/s/ Troy Wilson
Name:	Troy E. Wilson, Ph.D., J.D.
Title:	President and Chief Executive Officer

Date:	11-Jan 2023

Exhibit A – Separation Date Release

Exhibit B – Confidentiality Agreement

Exhibit C – Arbitration Agreement

Exhibit D – Notice Of Restrictive Covenants

Understood And Agreed:

/s/ Kirsten Flowers

Kirsten Flowers

11-Jan-2023

Date

Exhibit A

Separation Date Release

(To be signed and returned on or within 21 calendar days after the Separation Date.)

In consideration for the severance benefits provided to me by Kura Oncology, Inc. (the “Company”) pursuant to the terms of the transition and separation agreement between me and the Company to which this Exhibit is attached (the “Agreement”), I agree to the terms below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, California Family Rights Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

In exchange for the consideration provided to me under this Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Separation Date Release (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with or services for the Company or its affiliates, or the termination of that employment or those services; (ii) all claims related to my compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, fringe benefits, stock, restricted stock, stock options, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Family Rights Act (as amended), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the Colorado Anti-Discrimination Act (Colo. Rev. Stat. § 24-34-301 et seq.), the Colorado Labor Relations Act, the Colorado Lawful Off-Duty Activities Statute, and the Colorado Equal Pay Act (Colo. Rev. Stat. § 24-34-301 et. seq.). I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Separation Date Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Separation Date Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my ADEA Waiver does not apply to any rights or claims that may arise after the date I sign this Separation Date Release; (ii) I should consult with an attorney prior to signing this Separation Date Release; (iii) I have twenty-one (21) calendar days to consider this Separation Date Release (although I may choose to voluntarily sign it sooner); (iv) I have seven (7) calendar days following the date I sign this Separation Date Release to revoke my acceptance (by providing written notice of my revocation to Troy E. Wilson, Ph.D., J.D., the Company’s President and Chief Executive Officer); and (v) the Separation Date Release will not be effective until the date upon which the revocation period has expired, unexercised, which will be the eighth calendar day after the date I sign it provided that I do not revoke my acceptance (the “Separation Date Release Effective Date”).

In giving the general releases herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

Notwithstanding the foregoing, the following claims are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliates to which I am a party, the charter, bylaws or operating agreements of the Company or its affiliates, or under applicable law; (ii) any rights that cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement.

I understand that nothing in this Separation Date Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). I further understand this Separation Date Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Separation Date Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Separation Date Release.

I represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the Released Parties that are not included in the Released Claims. Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

[Signature on the following page]

This Separation Date Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

By:

Kirsten Flowers

Date:

Exhibit B

Confidentiality Agreement

Exhibit C

Arbitration Agreement

Exhibit D

Notice Of Restrictive Covenants